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                                     EXHIBIT 10.1


                     Employment Agreement of Gerald J. Lukiewski

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EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") is made this 2nd day of March, 1998, by and between AMERICAN COMMERCIAL BANK ("Employer"), and JERRY LUKIEWSKI ("Employee"). This Agreement is made with specific reference to the following facts:

                                      RECITALS

     A. Employee has substantial experience and expertise in the banking industry, and his qualifications have been reviewed and approved by Employer's Board of Directors.

     B. Employer, acting by and through its Board of Directors, desires to employ Employee as Employer's President and Chief Executive Officer, and Employee desires to accept such employment, based upon the following terms and conditions.

                                TERMS AND CONDITIONS

     NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and the foregoing Recitals, the parties agree as follows:

     1.   EMPLOYMENT OF EMPLOYEE.   Subject to the remaining provisions hereof,
Employer hereby employs Employee as Employer's President and Chief Executive Officer, and Employee hereby accepts employment from Employer.

     2.   EMPLOYEE'S DUTIES AND AUTHORITY.

          (a) DUTIES. As Employer's President and Chief Executive Officer, Employee shall have general executive supervision of the business and affairs of Employer, subject at all times to the pleasure, direction and control of Employer's Board of Directors (the "Board"). Employee shall be senior in rank to all other employees of Employer. Employee shall devote his best efforts to the business and affairs of Employer and its affiliates on a full-time basis. In the event Employee shall become a member of the Board, Employee shall be a member of all committees appointed by the Board, except the audit committee; PROVIDED, HOWEVER, if Employee's employment by Employer is terminated for any reason, with or without cause, by resignation or otherwise, Employee shall immediately cease to be a member of the Board and of any and all committees appointed by the Board. Employee shall serve on the Board without additional compensation. Employee shall acquire with his own funds and retain any number of shares of stock of Employer required of Board members pursuant to the By-laws of Employer and all applicable governmental regulations.

          (b) AUTHORITY. Employee shall have authority to sign contracts, bills, notes, drafts, and other instruments or obligations of Employer, as provided in Employer's By-laws, as authorized in advance by the Board and in accordance with applicable law. Notwithstanding the foregoing, Employee shall at all times be subject to Employer's By-laws and the direction of Employer's Board of Directors. Employee shall devote his best efforts and attention to Employer's business and will not render any personal service of any character to any other person, firm or corporation, whether for compensation or otherwise, without the Board's prior written


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consent, which consent shall not be unreasonably withheld. Employee shall perform his duties at all times to the best of his abilities, in accordance with the highest standards of the banking industry, and in compliance with all applicable laws, Employer's Articles of Incorporation and Employer's By-laws.

     3. TERM OF EMPLOYMENT. Employee's employment shall be for an initial term of six (6) months, commencing on March 2, 1998; SUBJECT, HOWEVER, to the prior termination of this Agreement as provided below (the "Initial Term"). The Initial Term may be extended by the mutual, written agreement of Employer and Employee.

     4. COMPENSATION. As compensation for all services rendered pursuant to this Agreement, Employee shall receive an annual salary of One Hundred Five Thousand Dollars ($105,000.00), which salary shall be reviewed by Employer at the end of the Initial Term. Such salary shall be payable in periodic installments in accordance with Employer's payroll practices in effect from time to time and shall be subject to the deductions and withholdings prescribed by law. Employee's salary shall be prorated for any year in which this Agreement is in effect for only a portion of the year.

          (a) BONUS PROGRAM. In addition to the payment of the annual salary specified in Section 4 above, Employee shall have the ability to earn an incentive bonus, pursuant to Employer's bonus program in effect for its senior executives from time to time. In no event, however, regardless of Employer's after-tax profit for any year, shall Employee's incentive bonus exceed fifty percent (50%) of Employee's then existing annual base salary.

     5.   ADDITIONAL BENEFITS.

          (a) VACATION. Employee shall be entitled to twenty (20) days of paid vacation each year during the term of this Agreement. Employee shall schedule his vacation after consultation with the Board and shall take no less than ten
(10) days of his vacation without interruption. Sick leave shall be in accordance with the policies of Employer for its senior executive employees in effect from time to time. Employee shall accrue vacation and sick leave on an hourly basis.

          (b) AUTOMOBILE ALLOWANCE. Employer agrees to pay Employee Six Hundred Dollars ($600.00) per month, in addition to his salary, as reimbursement for his automobile expenses. Employee shall not be entitled to reimbursement of automobile expenses in excess of the Six Hundred Dollars ($600.00) per month. Employee shall maintain automobile insurance with a liability limit of no less than $500,000.00 per occurrence, with an insurer reasonably acceptable to Employer. Employee shall provide Employer with proof of his required automobile insurance throughout the term of this Agreement.

          (c) INSURANCE. Employer shall cover Employee and his dependents, without cost to Employee, with the group medical, hospitalization and dental insurance that is otherwise provided by Employer from time to time for its senior executive employees. Employee shall also receive Employer-paid life insurance equal to 1 1/2 times Employee's annual salary throughout the term of this Agreement.

          (d) RETIREMENT BENEFITS. Employer agrees to cover Employee under all pension, profit sharing, or other retirement plans or benefits that may be provided by Employer for its senior executive employees from time to time, to the extent Employee otherwise qualifies for participation in the subject benefit plans.

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          (e)  EXPENSE REIMBURSEMENTS. Employer shall reimburse Employee for all reasonable, ordinary and necessary expenses incurred by Employee in the performance of his duties under this Agreement, including, but not limited 'to,.- reimbursement for educational programs and banking seminars; SUBJECT HOWEVER, to the submission of written reports by Employee outlining the need for the program and the prior written approval thereof by the Board. Employee shall submit expense accounting forms in detail reasonably satisfactory to Employer to substantiate all expense reimbursement requests. In all events, however, absent the Board's prior written approval, Employee's reimbursable expenses shall not exceed Five Hundred Dollars ($500.00) per month. If any reimbursements paid by Employer are subsequently disallowed by Employer's audit committee or independent accountants, Employee agrees to repay Employer the FULL amounts that are disallowed, immediately upon demand. The Board shall previously approve any and all service or social clubs Employee wishes to participate in for business purposes on behalf of Employer and, once approved, Employee's dues for membership in any service or social clubs shall be paid directly by Employer.

     6.   TERMINATION.

          (a) TERMINATION BY EMPLOYER FOR CAUSE. Employer, acting by and through the Board, may terminate Employee's employment, without further obligation or liability to Employee, at any time the Board determines that there is cause for such termination. The occurrence of any of the following events shall constitute cause for purposes of this Agreement:

               (i) Employee's neglect of his duties, negligence, WILLFUL wrongdoing, or violation of applicable banking laws or regulations;

               (ii) , Employee's engaging in an activity which adversely affects Employer's reputation in the community, or which evidences Employee's lack of fitness or ability to perform his duties as determined by the Board, in good faith;

               (iii) Employee's commission of any act that causes termination of coverage under Employer's Banker's Blanket Bond as to Employee, as distinguished from termination of coverage as to Employer's employees generally;

               (iv) The physical or mental inability of Employee to perform his duties for a period of ninety (90) days or more during any twelve (12) month period;

               (v) Action taken by the California Department of Banking or other regulatory authority, including the Federal Deposit Insurance Corporation, to close or take over Employer;

               (vi)   Mutual agreement of the parties;

               (vii)  Employee's death; or

               (viii) The exercise of the power of any duly constituted regulatory authority to remove Employee from office.

     Any determination of termination of Employee for cause made by the Board in good faith shall terminate Employee's employment immediately, without further liability or obligation to Employee under this

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Agreement. Employee, however, will thereafter be entitled to any accrued but unpaid salary, reimbursable expenses, and accrued vacation to the date of his termination, but all other remuneration and benefits will cease as of the date of termination.

          (b) TERMINATION BY EMPLOYER WITHOUT CAUSE. Employer, acting by and through the Board, may terminate Employee at any time, without cause; PROVIDED, HOWEVER, that in the event of any such termination Employee shall be entitled to any then accrued but unpaid salary, reimbursable expenses, and accrued vacation. In addition, if Employee is terminated without cause during this Agreement's term, Employer shall continue Employee's base salary for three (3) months from the date of termination, or for the remainder of the term of this Agreement, whichever sum shall be less. Further, for a period of three (3) months from the date of termination, Employer shall provide Employee with a sum equal to Employee's monthly cost for group medical and hospitalization insurance benefits for Employee and Employee's dependents under Employer's then existing health insurance plan, should Employee elect to continue such health insurance coverage at his own expense after termination. All such severance pay shall be at the rate in effect immediately prior to such termination. Payment to Employee of those sums required pursuant to this Section 6(b) shall discharge Employer and the Board from any further liability to Employee hereunder.

          (c) TERMINATION BY EMPLOYEE. Employee may terminate this Agreement upon ninety (90) days prior written notice to Employer. In such an event, Employee will be entitled to accrued but unpaid salary, reimbursable expenses, and accrued vacation, but all other remuneration and benefits will cease as of the effective date of termination.

          (d) MERGER OR OTHER REORGANIZATION. In the event of the merger of Employer into another corporation (where Employer is not the surviving entity), an exchange of all of the outstanding shares of Employer for the shares of another corporation, a transfer or other consideration of all or substantially all of the assets of Employer for the shares of another corporation, or other corporate reorganization resulting in a successor to Employer, this Agreement shall remain in full force and effect, and shall be assigned or be deemed to be assigned to any such successor of Employer, unless otherwise mutually agreed between Employer and Employee. Upon any such assignment, Employer shall be unconditionally released from any and all continuing duties and obligations under this Agreement. In the event of Employee's termination without cause in connection with the acquisition, merger or reorganization of Employer, Employee shall be entitled hereunder to the lesser of six (6) month's base salary or the base salary due Employee for the balance of the term of this Agreement, or any extension thereof, whichever may be less.

          (e) SOLE REMEDY. Employee agrees that his sole remedy for an alleged breach of this Agreement shall be against Employer. For and in consideration of this Agreement, Employee expressly waives any right he may have for a lawsuit for damages against any shareholder, director, officer or employee of Employer for any claim, cause of action, damage, cost or expense, arising from, in connection with, or relating to, the terms and provisions of this Agreement or any breach hereof.

     7.   NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

          (a) TRADE SECRETS. During the term or any extended term of this Agreement, Employee will have access to and become acquainted with what Employee and Employer both acknowledge are trade secrets. Specifically, Employee will acquire by virtue of his employment knowledge or data concerning Employer, including its operations and business, and the identity of customers of Employer, including knowledge of their financial needs and methods of doing business. Employee shall not disclose any of the above-described trade

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secrets or any other trade secrets of Employer, directly or indirectly, or use them in any way, either during the term of this Agreement or for a period of one
(1) year after the TERMINATION of this Agreement for whatever reason, except as required in the course of Employee's employment with Employer.

          (b) RETURN OF PERSONAL PROPERTY. Employee expressly agrees that all manuals, documents, files, reports, studies, computer programs or models, budgets, instruments or other materials used, supplied to and/or developed by Employee during the term of this Agreement are solely the property of Employer, and that Employee shall have no right, title or interest therein. Upon termination of this Agreement, for whatever reason, Employee or Employee's representative shall promptly deliver possession of all of Employer's personal property to Employer in good condition. Further, Employee shall also immediately tender to Employer or its representative(s) any and all keys, credit cards, combinations, and/or computer access codes then maintained by Employee.

          (c) The foregoing covenants of Employee are given to Employer as a material inducement to Employer to enter into this Agreement and to pay Employee the compensation stated in Section 4 above. Further, in the event of a breach or threatened breach by Employee of any of the covenants contained in this Section 7, Employer shall have the right to seek monetary damages for any past breach and equitable relief, including specific performance by means of an injunction, against Employee or against Employee's partners, agents, representatives, servants, employers, employees, family members, and/or any and all persons acting directly or indirectly by or with him, to prevent or restrain and threatened or further breach of these covenants.

     8. REPRESENTATIONS OF EMPLOYEE. Employee hereby represents and warrants to Employer that:

          (a) The execution, delivery and performance of this Agreement by Employee will not violate, be in conflict with, or constitute a default under any contract or agreement to which Employee is a party or is bound.

          (b) Employee does not and will not have any material agreements or commitments including, but without limiting the generality of the foregoing, any agreement restricting competition or any material commitments or obligations, contingent or otherwise, under any contract or agreement which would conflict in any way with Employee's ability to fully perform his obligations hereunder, or which would impede Employer's ability to market Employee's services.

          (c) Employee is not a party to any pending or threatened litigation, proceedings, claims or governmental investigation which may either (i) adversely affect Employee's practice of banking or impair Employee's ability to perform his duties under this Agreement, or (ii) seek to prevent, restrain or interfere with the performance by Employee of his duties under this Agreement.

     Employee's representations and warranties contained in this Agreement shall be deemed to have been made as of the date of this Agreement and shall continue to be made throughout the term of this Agreement. Employee shall immediately notify Employer of any and all subsequent misstatements or inaccuracies in any of the representations and warranties set forth herein.

     9.   MISCELLANEOUS PROVISIONS.

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          (a)  NOTICES. Any notice, request, demand, or other communication required or permitted to be given hereunder shall be in writing and may be delivered by hand, deposited in the United States mail, certified or registered and postage prepaid, or by facsimile transmission addressed as follows:

If to Employer:       American Commercial Bank
                      300 South Mills Road
                      Ventura, CA 93003
                      Attention: CHAIRMAN of the Board
                      Fax: (805)

If to Employee:       Jerry Lukiewski
                      2224 Marco Drive
                      Camarillo, California 93010

All such notices, requests, demands, or other communications so delivered shall be deemed to have been received by the addressee (i) if delivered by hand, on the date of delivery; (ii) if sent by facsimile transmission, on the date of transmission; and (iii) if sent by United States mail, two (2) calendar days after the date of posting. If either party hereto changes his or its address, then such party shall immediately notify other party in writing of the return address in accordance with the foregoing procedures.

          (b) GOVERNING LAW. To the extent not otherwise in conflict with all applicable Federal laws and regulations, this Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of California applicable to agreements made and to be performed wholly within the State of California.

          (c) ENTIRE AGREEMENT. There have been no representations or warranties made by the parties except as expressly set forth herein. The terms and conditions hereof are intended by the parties as a complete and final expression of their agreement with respect to the subject matter of this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement, all of which are merged herein.

          (d) MODIFICATIONS AND AMENDMENTS. This Agreement may not be modified, changed, or supplemented, nor may any obligations hereunder be waived, except by a written instrument, signed by each of the parties. Employee further acknowledges and agrees that the terms and conditions of this Agreement may only be amended by a written resolution of the Board, as approved by the then required majority of Employer's directors.

          (e) TITLES AND HEADINGS. Titles and headings of sections of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

          (f) ASSIGNMENTS. Except as provided in paragraph 6(d), this Agreement, and the rights, duties, and obligations hereunder may not be assigned by any party without the prior written consent of the other parties.

          (g) SUCCESSORS AND ASSIGNS. This Agreement and the provisions hereof shall be binding upon and inure to the benefit of each of the parties and their respective heirs, executors, administrators, successors, and permitted assigns.

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          (h)  PARTIAL INVALIDITY.  If any provision of this Agreement is found to be invalid by any court, the invalidity of such provision shall not affect the validity of the remaining provisions hereof.

          (i) SURVIVAL. Notwithstanding any other provisions hereof, the provisions of paragraphs 6 and 7 and their subparagraphs shall survive the termination of this Agreement.

          (j) ADDITIONAL INSTRUMENTS. The parties agree that they will execute such other instruments and documents as are or may become necessary or convenient to carry out the intent and purposes of this Agreement.

          (k) WAIVER. Pursuit of any one remedy shall not preclude pursuit of any other remedies provided for herein or by law. No waiver of one violation of this Agreement shall be deemed or construed to constitute a waiver of any similar violations subsequently occurring, or any other violation whatsoever.

          (l) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

          (m) AMENDMENTS. This Agreement may not be amended, altered or modified except by a written instrument signed by all of the parties.

          (n) ARBITRATION. Any and all disputes, controversies or questions arising under this Agreement shall be referred for decision by arbitration in Ventura, California, by a single arbitrator selected by the parties. The proceeding shall be governed by the Rules of the American Arbitration Association then in effect or SUCH rules last in effect (in the event that SUCH Association is no longer in existence). If the parties are unable to agree upon an arbitrator within thirty (30) days after either party has given the other party written notice of its desire to submit the dispute, controversy or question for decision, then either party may apply to the American Arbitration Association for the appointment of an arbitrator or, if such Association is not then in existence or does not desire to act in the matter, either party may apply to the Presiding Judge of the Superior Court of the County of Ventura, California, for the appointment of an arbitrator to hear the parties and settle the dispute, controversy or question, and such judge is authorized to make such appointment. The compensation and expenses of an arbitrator shall be borne equally by the parties to this Agreement. Arbitration shall be the exclusive remedy for the settlement of disputes arising under this Agreement or for the breach of this Agreement. The decision of the arbitrator shall be final, conclusive and binding on all interested persons and no action at law or in equity shall be instituted by either party other than to enforce the award of the arbitrator.

     IN WITNESS WHEREOF, the parties hereto have executed the foregoing Agreement on the date first written above.

"EMPLOYER":                             "EMPLOYEE":

AMERICAN COMMERCIAL BANK                JERRY LUKIEWSKI

By:
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Title:
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